Filed Pursuant to Rule 424(b)(5)

Registration Statement 333-281813

AMENDMENT NO. 10 TO

PROSPECTUS SUPPLEMENT

(Dated January 9, 2026)

(To Prospectus dated September 10, 2024)

TRIO PETROLEUM CORP

Up to $65,000,000 of Common Stock

This Amendment No. 10 to Prospectus Supplement (this “Amendment No. 10”) amends and supplements our prospectus supplement dated January 9, 2026 (the “Original ATM Prospectus Supplement”), as amended by Amendment No. 1 to Prospectus Supplement dated March 3, 2026 (“Amendment No. 1”), Amendment No. 2 to Prospectus Supplement dated March 4, 2026 (“Amendment No. 2”), Amendment No. 3 to Prospectus Supplement dated March 5, 2026 (“Amendment No. 3”), Amendment No. 4 to Prospectus Supplement dated March 10, 2026 (“Amendment No. 4”), Amendment No. 5 to Prospectus Supplement dated March 30, 2026 (“Amendment No. 5”), Amendment No. 6 to Prospectus Supplement dated April 6, 2026 (“Amendment No. 6”), Amendment No. 7 to Prospectus Supplement dated April 7, 2026 (“Amendment No. 7”), Amendment No. 8 to the Prospectus Supplement, dated April 8, 2026 (“Amendment No. 8,”), and Amendment No. 9 to the Prospectus Supplement, dated April 10, 2026 (“Amendment No. 9,” and collectively with the Original ATM Prospectus Supplement and Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5, Amendment No. 6, Amendment No. 7, and Amendment No. 8, the “Amended ATM Prospectus Supplement”). This Amendment No. 10 should be read in conjunction with the Amended ATM Prospectus Supplement and the base prospectus included in our Shelf Registration Statement on Form S-3 initially filed with the Securities and Exchange Commission on August 28, 2024 and declared effective on September 10, 2024 (File No. 333-281813) (the “Prospectus”), and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Amended ATM Prospectus Supplement or the Prospectus. This Amendment No. 10 is not complete without, and may only be delivered or utilized in connection with, the Amended ATM Prospectus Supplement and the Prospectus, and any future amendments or supplements thereto.

On January 9, 2026, we entered into an At Market Issuance Sales Agreement (“ATM Agreement”), with Ladenburg Thalmann & Co. Inc. (“Ladenburg” or the “Sales Agent”) relating to shares of our common stock, par value $0.0001 per share (the “common stock”), offered by the Amended ATM Prospectus Supplement. In accordance with the terms of the ATM Agreement and the Amended ATM Prospectus Supplement, we had the ability to sell shares of our common stock having an aggregate offering price of up to $24,208,000 from time to time through Ladenburg, acting as our sales agent or principal. As of the date of this Amendment No. 10, we have sold an aggregate of $24,207,305 of shares of common stock pursuant to the ATM Agreement and the Amended ATM Prospectus Supplement.

Our common stock is listed on the NYSE American (the “NYSE American”) under the symbol “TPET.” On May 4, 2026, the last sale price of our common stock as reported on the NYSE American was $0.535 per share.

As of April 14, 2026, the aggregate market value of our outstanding shares of common stock held by non-affiliates, also known as our public float, was approximately $77,370,054, based on 39,676,951 shares of our outstanding common stock held by non-affiliates as of April 14, 2026 and a price of $1.95 per share, the closing price of our common stock on March 3, 2026, which was within 60 days of April 14, 2026.

We are filing this Amendment No. 10 to the Amended ATM Prospectus Supplement to update our public float and indicate that, since our public float was above $75.0 million on April 14, 2026, we are no longer subject to the sales limitations of General Instruction I.B.6 of Form S-3. As of the date of this Amendment No. 10, we are increasing the aggregate amount of shares of our common stock that we are offering pursuant to the ATM Agreement, such that we are offering up to an aggregate of $65,000,000 of our shares of common stock for sale under the ATM Agreement, in addition to the shares of common stock previously sold, however in no event will we sell such number of shares that exceeds either the dollar amount of shares of common stock registered on the registration statement pursuant to which this offering is being made, or the number of authorized but unissued shares of common stock. Additionally, in the event we become subject again to the offering limits in General Instruction I.B.6. of Form S-3 in the future, so long as permitted by the Securities and Exchange Commission, we intend to continue to offer and sell our common stock under the this Amended ATM Prospectus Supplement until all shares of common stock registered herein have been sold in accordance with the terms hereof.

Sales of our common stock, if any, under the Amended ATM Prospectus Supplement, as further amended by this Amendment No. 10, may be made in sales deemed to be an “at the market offering” as defined in Rule 415(a)(4) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), including sales made directly on the NYSE American, or any other existing trading market for our common stock, sales made to or through a market maker in a transaction consummated other than on an exchange, or in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices. The Sales Agent is not required to sell any specific number or dollar amount of shares but will use commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us, consistent with its normal trading and sales practices, subject to the terms and conditions of the ATM Agreement. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Investing in our securities involves a high degree of risk. You should read this Amendment No. 10, the Amended ATM Prospectus Supplement, the accompanying Prospectus and the information incorporated herein and therein by reference carefully before you make your investment decision. See “Risk Factors” beginning on page S-9 of the Amended ATM Prospectus Supplement, as further Amended by this Amendment No. 10, and on page 14 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Amendment, the Amended ATM Prospectus Supplement, as further amended by this Amendment No. 10, or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

Ladenburg Thalmann & Co. Inc.

The date of this Amendment No. 10 to ATM Prospectus Supplement is May 6, 2026